Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
July 30, 2010		(858) 503-3233

MAXWELL TECHNOLOGIES CLARIFIES STATUS OF

SETTLEMENT NEGOTIATIONS WITH DEPARTMENT OF JUSTICE

SAN DIEGO, Calif. – In a press release issued on July 29, 2010, Maxwell Technologies (Nasdaq: MXWL) provided information regarding the status of its negotiations with the Department of Justice (DOJ) to reach a settlement of alleged violations of the U.S. Foreign Corrupt Practices Act (FCPA). After further discussions with the DOJ, the Company is clarifying its earlier disclosure as follows:

“The Department of Justice has not indicated a specific settlement amount or other terms that would be acceptable to settle the ongoing investigation of alleged FCPA violations. As with all potential settlements with the DOJ, there are numerous other aspects of the settlement, in addition to the monetary penalties, that also need to be resolved.”

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

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